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                                                                   EXHIBIT 99.3

PERSONAL AND CONFIDENTIAL

September 29, 2000

The Board of Directors
Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083

    Re: Registration Statement (File No. 333-45944) of Pan Pacific Retail Properties, Inc.

Gentlemen:

Reference is made to our opinion letter dated August 21, 2000 with respect to the fairness, from a financial point of view, to Pan Pacific Retail Properties, Inc. (the "Company"), of the exchange ratio of 0.62 shares of common stock, par value $0.01 per share, of the Company to be received by shareholders of Western Properties Trust ("Western"), pursuant to the merger of WPT, Inc. (which will be the successor entity to Western immediately prior to the merger) with and into the Company, for each share of beneficial interest of Western pursuant to the Agreement and Plan of Merger, dated August 21, 2000, by and between the Company and Western.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinions of Financial Advisors," "The Merger -- Background of the Merger," "The Merger -- Pan Pacific's Reasons for the Merger," and "Opinion of Financial Advisor to Pan Pacific" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


/s/ PRUDENTIAL SECURITIES INCORPORATED
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    (Prudential Securities Incorporated)